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                                  UNITED STATES
                       SECURITIES AND EXCAHNGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM 8-K
                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     Of the Securities Exchange Act of 1934

                                JANUARY 28, 1999

                Date of Report (Date of earliest event recorded)

                                BB&T CORPORATION

             (Exact name of registrant as specified in its charter)

                         COMMISSION FILE NUMBER: 1-10853

           NORTH CAROLINA                               56-0939887
     (State of Incorporation)         (I.R.S. Employer Identification No.)

        200 WEST SECOND STREET
    WINSTON-SALEM, NORTH CAROLINA                            27101

(Address of Principal Executive Offices)                  (Zip Code)

                                 (336) 733-2000
              (Registrant's Telephone Number, Including Area Code)

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                           This Form 8-K has 36 pages.


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Item 5. Other Events

         The purpose of this Current Report on Form 8-K is to announce that BB&T Corporation ("BB&T") has entered into a definitive agreement to acquire Mason-Dixon Bancshares of Westminster, Maryland ("Mason-Dixon") and to file certain analyst presentation materials related to this transaction as Exhibit 99.1.

         Mason-Dixon shareholders will receive 1.30 shares of BB&T common stock for each share of Mason-Dixon common stock held. Based on BB&T's closing price of $38.44 on Jan. 26, 1999, the indicated value for Mason-Dixon would be $49.97 per share, which translates to an indicated market value of $256.9 million. The transaction, approved by the boards of directors of both companies, will be accounted for as a pooling of interests.

         Mason-Dixon will increase BB&T's assets to approximately $2.4 billion in Maryland, where BB&T will rank eighth in market share. Mason-Dixon's branch network includes 23 banking offices, 12 consumer finance offices and three mortgage loan offices.

         Its $1.1 billion franchise will extend BB&T's Maryland presence in the markets in central Maryland. Mason-Dixon Bancshares is the parent company of Carroll County Bank and Trust Company, Bank of Maryland and Rose Shanis Financial Services LLC.

         The merger, which is subject to the approval of Mason-Dixon shareholders and banking regulators, is expected to be completed in the third quarter of 1999.


Item 7. Exhibits

99.1     Analyst Presentation Materials
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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                 BB&T CORPORATION
                                                  (Registrant)

                                    By:         /S/ SHERRY A. KELLETT

                                              Sherry A. Kellett
                                SENIOR EXECUTIVE VICE PRESIDENT AND CONTROLLER
                                       (PRINCIPAL ACCOUNTING OFFICER)
Date:  January 28, 1999.